Term sheet No. 1004J
To underlying supplement No. 1 dated September 29, 2009,
product supplement J dated September 29, 2009,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated November 12, 2010; Rule 433
Deutsche Bank AG, London Branch
Capped Buffered Underlying Securities (BUyS) Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due November 19*, 2012
General
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Capped Buffered Underlying Securities (BUyS) Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due November 19*, 2012 (the “BUyS”) are designed for investors who seek a return at maturity of 200.00% of the appreciation, if any, of the iShares® Dow Jones U.S. Real Estate Index Fund (the “Index Fund”), up to an Index Fund Return Cap (as defined below) of 25.00%. Investors should be willing to forgo coupon and dividend payments during the term of the BUyS and to lose up to 90.00% of their initial investment if the Index Fund declines.  Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about November 19*, 2012.
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000.
•	The BUyS are expected to price on or about November 15*, 2010 and are expected to settle on or about November 18*, 2010 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Index Fund:	iShares® Dow Jones U.S. Real Estate Index Fund (Ticker: IYR)
Issue Price:	100% of the Face Amount
Payment at Maturity:	•
If the Final Level is greater than or equal to the Initial Level, you will be entitled to receive a cash payment per $1,000 Face Amount of BUyS that provides you with a return on your investment equal to the Index Fund Return multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Index Fund Return x Participation Rate)
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If the Final Level is less than the Initial Level, and the percentage difference is equal to or less than the Buffer Level, you will be entitled to receive a cash payment of $1,000 per $1,000 Face Amount.

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If the Final Level is less than the Initial Level, and the percentage difference is greater than the Buffer Level, you will lose 1% of the Face Amount of your BUyS for every 1% that the decline in the Index Fund exceeds the Buffer Level. Accordingly, if the Final Level is less than the Initial Level by an amount (expressed as a percentage) greater than the Buffer Level, your payment at maturity per $1,000 Face Amount will be calculated as follows:
$1,000 + [$1,000 × (Index Fund Return + Buffer Level)]

If the Final Level is less than the Initial Level by an amount (expressed as a percentage)greater than the Buffer Level, you could lose up to $900.00 per $1,000 Face Amount of BUyS. Any payment at maturity is subject to the credit of the Issuer.

Index Fund Return:	Subject to the Index Fund Return Cap, the Index Fund Return, expressed as a percentage, will equal: Final Level – Initial Level Initial Level
Initial Level:	The Index Fund closing level (expressed as the closing price per share of the Index Fund) on the Trade Date.
Final Level:	The Index Fund closing level (expressed as the closing price per share of the Index Fund) on the Final Valuation Date multiplied by the Share Adjustment Factor.
Buffer Level:	10.00%
Participation Rate:	200.00% upside participation
Index Fund Return Cap:	25.00%
Maximum Return:	50.00% (equal to the Participation Rate multiplied by the Index Fund Return Cap)
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Index Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	November 15*, 2010
Final Valuation Date:	November 14*, 2012, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Maturity Date:	November 19*, 2012, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	2515A1 BJ 9
ISIN:	US2515A1BJ98
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the BUyS remains the same.
Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.  The BUyS will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 BUyS.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.

The BUyS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

November 12, 2010

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement J dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these BUyS are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement J dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200235/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What Is the Payment Amount on the BUyS at Maturity Assuming a Range of Performance for the Index Fund?

The table below illustrates the Payment at Maturity per Face Amount of BUyS for a hypothetical range of performance for the Index Fund from -100.00% to +100.00% and assumes a Participation Rate of 200.00%, a Buffer Level of 10.00%, an Index Fund Return Cap of 25.00%, a Maximum Return of 50.00% and an Initial Level of 55.00 (the actual Initial Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Percentage Change in Index Fund	Index Fund Return (%)	Payment at Maturity ($)	Return on BUyS (%)
110.00	100.00%	25.00%	$1,500.00	50.00%
96.25	75.00%	25.00%	$1,500.00	50.00%
82.50	50.00%	25.00%	$1,500.00	50.00%
77.00	40.00%	25.00%	$1,500.00	50.00%
68.75	25.00%	25.00%	$1,500.00	50.00%
60.50	10.00%	10.00%	$1,200.00	20.00%
56.10	2.00%	2.00%	$1,040.00	4.00%
55.55	1.00%	1.00%	$1,020.00	2.00%
55.00	0.00%	0.00%	$1,000.00	0.00%
54.45	-1.00%	-1.00%	$1,000.00	0.00%
53.90	-2.00%	-2.00%	$1,000.00	0.00%
49.50	-10.00%	-10.00%	$1,000.00	0.00%
46.75	-15.00%	-15.00%	$950.00	-5.00%
44.00	-20.00%	-20.00%	$900.00	-10.00%
38.50	-30.00%	-30.00%	$800.00	-20.00%
27.50	-50.00%	-50.00%	$600.00	-40.00%
13.75	-75.00%	-75.00%	$350.00	-65.00%
0.00	-100.00%	-100.00%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Index Fund increases from the Initial Level of 55.00 to the Final Level of 60.50. Because the Index Fund percentage change of 10% is less than the Index Fund Return Cap of 25.00%, the investor receives a Payment at Maturity of $1,200.00 per Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 10.00% x 200.00%) = $1,200.00

Example 2: The level of the Index Fund increases from the Initial Level of 55.00 to the Final Level of 82.50. Because the Index Fund percentage change of 50% is greater than the Index Fund Return Cap of 25.00%, the investor receives a Payment at Maturity of $1,500.00 per Face Amount of BUyS, the maximum payment on the BUyS.

Payment at Maturity = $1,000.00 + ($1,000.00 x 25.00% x 200.00%) = $1,500.00

Example 3: The level of the Index Fund declines from the Initial Level of 55.00 to the Final Level of 53.90. Because the 2% decline in the Index Fund from the Initial Level of 55.00 to the Final Level of 53.90 does not exceed the Buffer Level of 10.00%, the investor receives a Payment at Maturity of $1,000.00 per Face Amount of BUyS.

Payment at Maturity = $1,000.00

Example 4: The level of the Index Fund declines from the Initial Level of 55.00 to the Final Level of 38.50.  Because the 30% decline in the Index Fund from the Initial Level of 55.00 to the Final Level of 38.50 exceeds the Buffer Level of 10.00%, the investor receives a Payment at Maturity of $800.00 per Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x (-30.00% + 10.00%)] = $800.00

Example 5: The level of the Index Fund declines from the Initial Level of 55.00 to the Final Level of 0. Because the decline in the Index Fund from the Initial Level of 55.00 to the Final Level of 0 exceeds the Buffer Level of 10.00%, the investor receives a Payment at Maturity of $100.00 per Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x  (-100.00% + 10.00%)] = $100.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED — You will not benefit from any appreciation of the Index Fund beyond the Index Fund Return Cap of 25.00%, and therefore the maximum payment you can receive is $1,500.00 for each $1,000 Face Amount of BUyS. Because the BUyS are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the Face Amount of your BUyS is protected against a decline in the Final Level, as compared to the Initial Level, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such percentage decline is more than the Buffer Level of 10.00%, for every 1% decline beyond the Buffer Level, you will lose an amount equal to 1% of the Face Amount of your BUyS. For example, an Index Fund Return of -20.00% will result in a 10% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® DOW JONES U.S. REAL ESTATE INDEX FUND — The return on the BUyS, which may be positive or negative, is linked to the performance of the iShares® Dow Jones U.S. Real Estate Index Fund.

iShares® Dow Jones U.S. Real Estate Index Fund

The Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market as measured by the Dow Jones U.S. Real Estate Index (the “Index”). The Index consists of Real Estate Investment Trusts (“REITs”) and other companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies. The Index is calculated, published and disseminated daily by Dow Jones & Company (“Dow Jones”), and measures the performance of the real estate industry of the U.S. equity market, including real estate holding and developing and REITS. This section is a summary only of the iShares® Dow Jones U.S. Real Estate Index Fund. For more information on the iShares® Dow Jones U.S. Real Estate Index Fund, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Exchange Traded Funds – The iShares Exchange Traded Funds – iShares® Dow Jones U.S. Real Estate Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the BUyS are uncertain, we believe it is reasonable to treat the BUyS as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your BUyS, other than pursuant to a sale or exchange. Subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the BUyS should be capital gain or loss and should be long-term capital gain or loss if you have held the BUyS for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if on the issue date you had invested the face amount of your BUyS in shares of the Index Fund and sold those shares for their fair market value on the date your BUyS are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the BUyS, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the BUyS should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Index Fund or in any of the components underlying the Index Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL, SUBJECT TO OUR CREDITWORTHINESS — The BUyS do not guarantee any return of your initial investment in excess of $100.00 per $1,000 Face Amount of BUyS. The return on the BUyS at maturity is linked to the performance of the Index Fund and will depend on whether, and the extent to which, the Index Fund Return is positive or negative. Your investment will be exposed to any decline in the Index Fund in excess of the Buffer Level. Accordingly, you could lose up to $900.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR BUYS IS LIMITED BY THE MAXIMUM RETURN — As a holder of the BUyS, you will not benefit from any appreciation of the Index Fund beyond the Index Fund Return Cap of 25.00%. Consequently, the BUyS are subject to a Maximum Return of 50.00% and your Payment at Maturity will be limited to a maximum payment of $1,500.00 for each $1,000 Face Amount of BUyS you hold, regardless of any further appreciation of the Index Fund, which may be significant.

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CREDIT OF THE ISSUER — The BUyS are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the BUyS, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the BUyS and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the BUyS.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS — We or one or more of our affiliates may hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index Fund and make it less likely that you will receive a return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the BUyS declines. We or our affiliates may also engage in trading in instruments linked to the Index Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index Fund. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the BUyS. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the BUyS.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY – The component securities included in the Index Fund and that are generally tracked by the Index are the component securities of companies in the real estate industry. The real estate industry is cyclical and has from time to time experienced significant difficulties. The prices of the component securities held by the Index Fund will be affected by a number of factors that may either offset or magnify each other, including:

•	employment levels and job growth;

•	the availability of financing for real estate;

•	interest rates;

•	consumer confidence;

•	the availability of suitable undeveloped land;

•	federal, state and local laws and regulations concerning the development of land, construction, home and commercial real estate sales, financing and environmental protection; and

•	competition among companies which engage in the real estate business.

The difficulties described above could cause or prolong a downturn in the real estate industry generally or regionally and could cause the value of the equity securities held by the Index Fund to decline or remain flat during the term of the BUyS.

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RISKS ASSOCIATED WITH REAL ESTATE INVESTMENT TRUSTS WILL AFFECT THE VALUE OF THE BUyS – The Index Fund is composed of a variety of real estate related securities including REITs. REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Index and the Index Fund:

•	a decline in the value of real estate properties;

•	extended vacancies of properties;

•	increases in property and operating taxes;

•	increased competition or overbuilding;

•	a lack of available mortgage funds or other limits on accessing capital;

•	tenant bankruptcies and other credit problems;

•	limitation on rents, including decreases in market rates for rents;

•	changes in zoning laws and governmental regulations;

•	costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems;

•	investments in developments that are not completed or that are subject to delays in completion;

•	risks associated with borrowing;

•	changes in interest rates;

•	casualty and condemnation losses; and

•	uninsured damages from floods, earthquakes or other natural disasters.

The factors above may either offset or magnify each other. To the extent that any of these conditions occurs, they may negatively impact a REIT’s cash flow and cause a decline in the share price of a REIT, and, consequently, the Index and Index Fund. In addition, some REITs have relatively small market capitalizations, which can increase the volatility of the market price of securities issued by those REITs. Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, as a result, subject to risks inherent in operating and financing a limited number of projects. To the extent that such risks increase the volatility of the market price of securities issued by REITs, they may also, consequently, increase the volatility of the Index and Index Fund.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE BUYS ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your BUyS, the original Issue Price of the BUyS includes the agents’ commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the BUyS, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index Fund or holders of shares of the Index Fund would have.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX FUND TO WHICH THE BUYS ARE LINKED OR THE VALUE OF THE BUYS — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and the Index Fund to which the BUyS are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS — We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS — In addition to the level of the Index Fund on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index Fund;

•	the time remaining to maturity of the BUyS;

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the dividend rate on the stocks held by the Index Fund (while not paid to holders of the BUyS, dividend payments on the stocks held by the Index Fund may influence the market price of the shares of the Index Fund and the market value of options on exchange traded fund shares and, therefore, affect the value of the BUyS);

•	the occurrence of certain events affecting the Index Fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying the Index Fund;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index Fund and any changes to the component stocks underlying it;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected.

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ADJUSTMENTS TO THE INDEX FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE BUYS — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Index Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index (the “Index”). The Index is calculated, maintained and published by Dow Jones. The Index is a subset of Dow Jones U.S. Financial Services Index, which in turn is a subset of the Dow Jones U.S. Index. To be included in the Index, the issuer of the component securities must be classified in the real estate sector as maintained by the Industry Classification Benchmark (“ICB”). The ICB is a joint classification system launched by FTSE Group and Dow Jones Indexes. Dow Jones can add, delete or substitute the securities composing the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the component securities composing the Index Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Index Fund, which could cause the price of Index Fund shares to close below the Buffer Level, in which case for every 1.00% decline beyond the Buffer Level, you will lose an amount equal to 1.00% of the Face Amount of your BUyS.

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THE INDEX FUND AND THE INDEX ARE DIFFERENT — The shares of the Index Fund are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, and the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund. In addition, the Index Fund will reflect transaction costs and fees that are not included in the calculation of the Index. Because of the imperfect correlation between the performance of the Index Fund and the performance of the Index, the return on the BUyS will not be the same as an investment directly in the Index Fund or in the Index or in the equity securities included in the Index, and will not be the same as a debt security with a Payment at Maturity linked to the performance of the Index.

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THERE IS NO AFFILIATION BETWEEN THE INDEX FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE INDEX FUND — We are not affiliated with the Index Fund or the issuers of the component securities held by the Index Fund or underlying the Index replicated by the Index Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Index Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Index Fund or the component stocks underlying the Index or any of the issuers of the component securities held by the Index Fund or underlying the Index. You, as an investor in the BUyS, should make your own investigation into the component securities held by the Index Fund or underlying the Index and the issuers of the component securities held by the Index Fund or underlying the Index. Neither the Index Fund nor any of the issuers of the component securities held by the

Index Fund or underlying the Index are involved in this offering of your BUyS in any way and none of them has any obligation of any sort with respect to your BUyS. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your BUyS.

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PAST PERFORMANCE OF THE INDEX FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE INDEX FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Index Fund, the Index or of the component securities held by the Index Fund over the life of the BUyS may bear little relation to the historical levels of the Index Fund, the Index or the component securities held by the Index Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index Fund, the Index or the component securities held by the Index Fund.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely.

Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the BUyS.

As described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Index Fund;

•	You are willing to invest in the BUyS based on the Participation Rate, Index Fund Return Cap and Buffer Level;

•	You are willing to lose up to 90.00% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with exposure to the Index Fund;

•	You seek an investment with an uncapped upside return;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Level;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the Index Fund based on the daily Index Fund closing levels from November 9, 2005 through November 9, 2010.  The closing level of the iShares® Dow Jones U.S. Real Estate Index Fund on November 9, 2010 was 55.27.  We obtained the Index Fund closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index Fund. We cannot give you assurance that the performance of the Index Fund will result in the return of your initial investment in excess of the Buffer Level.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the BUyS of up to 0.75% or $7.50 per $1,000 Face Amount of BUyS. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Face Amount of BUyS and may additionally pay fees of up to 0.25% or $2.50 per $1,000 Face Amount of BUyS to certain other broker dealers. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.